Exhibit 10.3
THIRD AMENDMENT TO THE
FURNITURE BRANDS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          WHEREAS, Furniture Brands International, Inc. (“Company”) previously adopted the Furniture Brands Supplemental Executive Retirement Plan (Plan”); and
          WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 7.1 therein; and
          WHEREAS, on March 14, 2008, the Compensation Committee of the Board approved amending the Plan to provide for both immediate vesting of accrued benefits and lump sum payments to Plan participants in the event of a Change in Control, as defined in the Plan.
          NOW, THEREFORE, effective March 14, 2008, the Plan is amended as follows:
          1. A new Section 1.16 is added as follows:
1.16 “Change in Control” means (i) an acquisition by the individual or entity of 35% of the outstanding common stock or voting power of the Company, (ii) a contested change in a majority of the non-employee directors of the Company, (iii) a merger, sale, acquisition, or other such transaction where the shareholders of the Company immediately prior to such transaction do not own 60% of the outstanding common stock of the Company immediately following such transaction, or (iv) a complete dissolution of the Company (excluding bankruptcy).
          2. Section 6.2 of the Plan is deleted in its entirety and replaced with the following:
6.2 Except as provided for a Participant under Sections 3.7 or 9.1 of this Plan, no benefits are payable under this Plan if a participant terminates employment for any reason prior to a Retirement Date, excluding terminations due to death or disability,
          3. A new Section 8.3 is added as follows:
8.3 Notwithstanding anything herein to the contrary, only the years of Service earned by the Participant after December 31, 2005 and before a Change in Control (or in the case of a complete dissolution of the Company, the years of Service earned before shareholder approval of the dissolution) shall be taken into account pursuant to this Section 8.3 in determining the Participant’s retirement, death or disability under the Plan.

          4. A new Section IX is added as follows:
SECTION IX
Change in Control
9.1 Notwithstanding any provision in the Plan to the contrary, each Participant shall become fully vested in his or her accrued benefits on the date a Change in Control occurs; however, if the Change in Control event is the complete dissolution of the Company (excluding bankruptcy), the Participant’s accrued benefits shall become fully vested on the date shareholders duly approve the dissolution. No future benefits shall accrue under the Plan after the vesting date specified in this Section 9.1. Provided that the Change in Control event constitutes a change in the ownership of effective control of the Company, or a change in the ownership of a substantial portion of the assets of a Company, as defined under Code Section 409 A and the regulations promulgated thereunder, each Participant shall receive a lump sum payment on the date of the Change in Control in the amount equal to the actuarial present value his or her accrued benefits. Payment of such amount shall constitute a complete distribution of the Participant’s entire accrued benefits and no additional amounts shall accrue to, or be due or owing to, the Participant under this Plan.
In all cases under the Plan in which amounts are payable upon a fixed date, payment shall be deemed to be made upon the fixed date if the payment is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date (provided the Participant is not permitted, directly or indirectly, to designate the taxable year of payment). In addition, a payment shall be treated as made upon the date specified under the Plan if the payment is made no earlier than 30 days before the designated payment date and the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.
9.2 Notwithstanding anything herein to the contrary, to the extent necessary to preclude triggering adverse tax consequences under Code Section 409A in the case of a Participant who is a Specified Employee, such Participant’s benefits shall be distributed under this Section IX, on the date that is six months after the date of the Change in Control, or, if later, the date specified in Section 9.3. In the event of such a delay in payment, the amount payable to the Participant shall be increased to reflect earnings at a reasonable rate of interest.
9.3 Notwithstanding any provision in this Section IX to the contrary, in the event a Change in Control occurs during the 2008 calendar year, distribution of Participants’ accrued benefits pursuant to Section 9.1 herein shall be delayed until January 1, 2009. In the event of such a delay in payment, the amount payable to the Participant shall be increased to reflect earnings at a reasonable rate of interest.
9.4 Notwithstanding the preceding, the immediate distribution described in this Section 9.1 shall apply to a retired Participant or a Surviving Spouse or Beneficiary who is receiving benefits under this Plan at the time of the Change in Control only if he or she has timely filed, on a form proscribed by the Company, a written consent to such distribution. Such consent must be filed with the Company on or before the earlier of December 31, 2008, or the date of the Change in Control.
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this 24th day of December, 2008.

FURNITURE BRANDS INTERNATIONAL, INC.
By:	/s/ Beth Sweetman
Title: SVP — Human Resources